Exhibit (l)

824 N. Market Street, Suite 710
Wilmington, DE 19801

T (302) 250-4750

F (302) 421-9439

June 15, 2023

Golub Capital Private Credit Fund
200 Park Avenue, 25th Floor
New York, New York 10166

Re:        Golub Capital Private Credit Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Golub Capital Private Credit Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)            The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on May 13, 2022 (the “Certificate of Trust”);

(b)            The Declaration of Trust, dated as of May 13, 2022, by Joshua M. Levinson (the “Trustee”) and Computershare Delaware Trust Company, as Delaware trustee (the “Delaware Trustee”), as amended and restated by the Amended and Restated Declaration of Trust, to be dated and effective as of June 30, 2023, between the trustees of the trust named therein and the Delaware Trustee (collectively, the “Trust Agreement”);

(c)            The Bylaws of the Trust, to be adopted and dated effective as of June 30, 2023 (the “Bylaws”);

(d)            The Registration Statement (the “Registration Statement”) on Form N-2, including a preliminary prospectus (the “Prospectus”), with respect to the issuance of Class S, Class D and Class I common shares of beneficial interest in the Trust, par value $0.01 per share (the “Shares”), to be filed by the Trust with the United States Securities and Exchange Commission on or about the date hereof;

clarkhill.com

Golub Capital Private Credit Fund

June 15, 2023

(e)            A certificate of the secretary of the Trust, dated the date hereof, and attaching copies of resolutions (the forgoing are collectively referred to as the “Resolutions” and, together with the Trust Agreement, the By-Laws and the Registration Statement, are collectively referred to as the “Trust Documents”) prepared for adoption by the trustees of the Trust entitled to vote on, or consent to, the adoption of such Resolutions (the “Board of Trustees”); and

(f)            A Certificate of Good Standing for the Trust, dated June 15, 2023, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Documents.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Documents constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Documents and the Certificate of Trust are, or will be as of their respective effective date, in full force and effect and will not be amended, supplemented or otherwise modified, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 below, the due adoption, authorization, execution and delivery by, or on behalf of, all parties thereto of all documents examined by us (including, without limitation, the due adoption by the Board of Trustees of the Resolutions) and of all documents contemplated by the Trust Documents to be executed by investors desiring to become a Person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”), (vi) the payment by each Shareholder for a Share, in accordance with, and as contemplated by, the Trust Documents, (vii) that the Shares will be issued and sold to the Shareholders in accordance with, and as contemplated by, the Trust Documents, (viii) that no event has occurred subsequent to the filing of the Certificate of Trust, or will occur prior to the issuance of the Shares, that would cause a termination or dissolution of the Trust, (ix) that the activities of the Trust have been and will be conducted in accordance with the terms of the Trust Agreement, the Bylaws and the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq., and (x) that the Shares constitute the shares covered by the Registration Statement. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

clarkhill.com

Golub Capital Private Credit Fund

June 15, 2023

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.	The Shares of the Trust will, when issued, be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Clark Hill PLC
Clark Hill PLC

MAV/TLC

clarkhill.com